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   FORM 4
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 |_|  CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE.  SEE INSTRUCTION 1(B).

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



(Print or Type Responses)

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1.      Name and Address of Reporting Person*

    UNION OIL COMPANY OF CALIFORNIA
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    (Last)                             (First)                          (Middle)

                               2141 ROSECRANS AVENUE
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                                    (Street)

 EL SEGUNDO             CA               90245
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(City)               (State)             (Zip)

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2.      Issuer Name AND Ticker or Trading Symbol

        PURE RESOURCES, INC. (NYSE - PRS)


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3.      Identification Number of Reporting Person, if an entity (voluntary)


        95-1315450

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4.      Statement for Month/Day/Year

        10/30/02

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5.      If Amendment, Date of Original (Month/Year)

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6.      Relationship of Reporting Person(s) to Issuer
                             (Check all applicable)



                  [_] Director                    [X] 10% Owner


                  [_] Officer                     [_] Other
                (give title below)                (specify below)




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    7.    Individual or Joint/Group Filing     (Check Applicable Line)

                [X] Form filed by One Reporting Person

                [_] Form filed by More than One Reporting Person

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      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                        BENEFICIALLY OWNED


================================================================================

                                                  4. Securities Acquired (A) 5. Amount of        6. Ownership    7. Nature of
                                  3. Transaction     or Disposed of (D)         Securities          Form: Direct    Indirect
                                     Code(Instr. 8)  (Instr. 3, 4 and 5)        Beneficially        (D) or          Beneficial
1. Title of                       --------------    ------------------------    Owned at End of     Indirect (I)    Ownership
   Security   2. Transaction Date   Code       V      Amount  (A)     Price     Month               (Instr. 4)      (Instr. 4)
   (Instr. 3)    (Month/Day/Year)                             or (D)            (Instr. 3 and 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,         10/30/02        P          17,901,019(1)  A(1)    (1)         (1)                  D
PAR VALUE $0.01
PER SHARE
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)


                                     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                                             COLLECTION OF INFORMATION CONTAINED
                                        IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                            UNLESS THE FORM DISPLAYS A CURRENTLY
                                                       VALID OMB CONTROL NUMBER.
                                                                          (Over)
                                                                 SEC 1474 (3-99)


                                  Page 1 of 2



FORM 4 (continued)

          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
     BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                  SECURITIES)
   -------------------------------------------------------------------------------------------------------------------------







1. Title of   2. Conver- 3. Trans- 4. Trans 5. Number of  6. Date         7. Title and 8. Price of 9. Num  10. Ownership 11. Nature
   Derivative    sion or    action    action   Derivative    Exercisable     Amount of    Deriv-      ber      Form of       of In-
   Security      Exercise   Date      Code     Securities    and Expiration  Under-       ative       of       Deriv-        direct
   (Instr. 3)    Price of   (Month/   (Instr.  Acquired (A)  Date            lying        Security    Deriv-   ative         Benefi-
                 Deriva-    Day/      8)       or Disposed   (Month          (Securities  (Instr. 5)  ative    Security:     cial
                 tive       Year)   --------   of (D)        Day/Year)       (Instr.                  Secur-   Direct        Owner-
                 Security           Code  V    (Instr.      ---------------  3 and 4)                 ities    (D) or        ship
                                               3, 4,        Date    Expira- --------------            Bene-    Indirect      (Instr.
                                               and 5)       Exer-   tion    Title   Amount            ficially (I)           4)
                                               -----------  cisable Date            or                Owned    (Instr. 4)
                                               (A)     (D)                          Number            at End
                                                                                    of                of Month
                                                                                    Shares            (Instr. 4)
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
Explanation of Responses:
(1) On October 30, 2002, Union Oil Company of California completed an exchange offer for shares of Pure Resources, Inc. pursuant to which Union Oil accepted 16,634,625 Pure shares in exchange for 12,309,622 shares of Unocal Corporation, and resulting in Union Oil owning a total of 49,343,692 shares of Pure. Also on October 30, 2002, Union Oil merged a wholly owned subsidiary of Union Oil with and into Pure (the "Merger"), pursuant to which Union Oil acquired the remaining 1,266,394 shares of Pure in exchange for an additional 937,131 shares of Unocal and resulting in Union Oil owning all of the outstanding shares of Pure. The outstanding shares of Pure were cancelled pursuant to the Merger and Pure became a wholly-owned subsidiary of Union Oil. On the effective date of the Merger, the closing price of Unocal common stock was $28.34.


                          UNION OIL COMPANY OF CALIFORNIA

                      By: /s/ Douglas M. Miller                   10/31/02
                          -------------------------------        -----------
                          **Signature of Reporting Person            Date

                          Name: Douglas M. Miller
                          Title: Vice President, Corporate
                                 Development


**Intentional misstatements or ommissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information conained in this form are not required to respond unless the form displays a currently valid OMB Number.


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